Exhibit 5.1

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

22 May 2026

Your reference

The Directors	Our reference
Shell plc	DVH/AQYW
Shell Centre
London	Direct line
SE1 7NA	020 7090 5585

Ladies and Gentlemen,

3.875% Guaranteed Notes due 2028

6.375% Guaranteed Notes due 2038

5.500% Guaranteed Notes due 2040

5.125% Guaranteed Notes due 2041

3.125% Guaranteed Notes due 2049

3.000% Guaranteed Notes due 2051

(together, the “Exchange Notes”).

Introduction

1.

We have acted as legal advisers to Shell plc (the “Company”) as to English law in connection with the proposed registration under the United States Securities Act of 1933 (as amended) of debt securities (being the Exchange Notes) of Shell Finance US Inc. (“Shell Finance US”), unconditionally guaranteed by the Company as to the payment of principal, premium (if any) and interest pursuant to the Indenture (as defined below) between the Company, Shell Finance US and Deutsche Bank Trust Company Americas. We have taken instructions solely from the Company.

2.

This opinion is addressed to the Company and delivered in connection with the registration statement on Form F-4 to be filed with the United States Securities and Exchange Commission on 22 May 2026 (the “Registration Statement”). Other than in connection with the Registration Statement and the issuance of any securities registered thereby, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public

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document or filed with anyone without our express written consent. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

3.	For the purposes of this opinion, we have examined copies of each of the following documents:

(a)	the indenture dated 8 October 2024 and made between Shell Finance US, the Company and Deutsche Bank Trustee Company Americas (the “Indenture”);

(b)	the Registration Statement;

(c)	a certificate of the Company Secretary of the Company dated the date hereof and the documents annexed thereto; and

(d)	the entries shown on the Companies House Service obtained by us from the Companies House database on the date hereof of the file of the Company maintained at Companies House (the “Company Search”).

4.	We have not been involved in the preparation or negotiation of the Indenture or the Exchange Notes and our role has been limited to the writing of this opinion.

5.

This opinion sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts as at the date of this letter. We have not made any investigation of, and do not express any opinion on, any other law, in particular the laws of the State of New York (“New York law”) and of the United States of America. This opinion is to be governed by and construed in accordance with English law.

Assumptions

6.	For the purposes of this opinion, we have assumed each of the following:

(a)	all signatures (including those effected electronically) are genuine;

(b)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(c)	the capacity, power and authority of each of the parties to the Indenture (other than the Company) to execute, deliver and exercise its rights and perform its obligations under the Indenture;

(d)	that the Indenture has been duly executed and delivered by the parties thereto in the form examined by us;

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(e)

the issuance of the Exchange Notes will not cause the Company or its directors to be in default under articles 94 (General Powers of Company Vested in Board) and 95 (Borrowing Powers) of the Company’s Articles of Association;

(f)	that the Indenture was entered into by the Company in good faith and is in the best interests and to the advantage of the Company;

(g)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion;

(h)	any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects;

(i)

the accuracy and completeness of the statements made in, and the documents annexed to, the certificate of the Company Secretary of the Company referred to in paragraph 3(c) above, and that such certificate and statements remain true, accurate and complete as at the date of this opinion;

(j)

(i) the information disclosed by the Company Search and by a search at the Central Registry of Winding-Up Petitions on the date hereof in relation to the Company (together, the “Searches”) was complete, accurate and up to date as at the date each was conducted and has not since then been altered or added to, and the Searches did not fail to disclose any information relevant for the purposes of this opinion; (ii) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, the Company, and no step has been taken to strike off or dissolve the Company; (iii) no proposal for a voluntary arrangement has been made, or moratorium obtained, in relation to the Company under Part I or Part 1A of the Insolvency Act 1986 (as amended); (iv) the Company has not given any notice in relation to or passed any winding-up resolution; (v) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; and (vi) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside of England and Wales in relation to the Company or any of its assets or revenues;

(k)

the Indenture and the obligations expressed to be assumed by the parties thereto constitute valid, binding and enforceable obligations of the parties thereto under New York law by which law the Indenture is expressed to be governed;

(l)	the Indenture has the same meaning and effect as if it were governed by English law;

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(m)

no law of any jurisdiction outside England and Wales would render the execution, authentication, delivery or issue of the Indenture illegal, ineffective or contrary to public policy and that, insofar as any obligation under the Indenture is or will be performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or contrary to public policy in that jurisdiction;

(n)

no person has taken or will take any action in relation to the Exchange Notes (i) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA), or (ii) in consequence of anything said or done by any person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that section;

(o)	all marketing of the Exchange Notes will take place outside the United Kingdom or in such a way that does not contravene section 21 of the FSMA;

(p)	since 8 October 2024, no amendments have been made to the Indenture which continues in full force and effect as at the date hereof; and

(q)

all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

Opinion

7.	Based on and subject to the foregoing and subject to the reservations below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public company limited by shares duly incorporated under the laws of England and Wales and is a validly existing company;

(b)	the Indenture has been duly authorised by the Company;

(c)

the signing and delivery of the Indenture by the Company was not, and the exercise of its rights and the performance of its obligations under the Indenture is not, prohibited by the Articles of Association of the Company;

(d)

on the assumption that the Indenture creates valid and binding obligations of the parties under New York law, English law will not prevent any provision of the Indenture from being valid and binding obligations of the Company; and

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(e)

the statements in the Registration Statement in the second, third and fourth paragraphs of the section headed “Enforceability of Certain Civil Liabilities”, insofar as they refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Reservations

8.	Our opinion is qualified by the following reservations:

(a)

the term “binding” is used in this opinion to describe an obligation of the type which the English Courts would enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms;

(b)

undertakings, covenants and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court or where the court itself has made an order for costs;

(c)

insofar as any obligation under the Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(d)

we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Indenture;

(e)

the obligations of the Company under or in respect of the Indenture will be subject to any law from time to time in force relating to insolvency, liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(f)

in our opinion, under English law there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments, of United States courts, of liabilities predicated upon United States federal or state securities laws;

(g)

the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding-Up Petitions is not in all cases required to be filed immediately

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(and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry of Winding-Up Petitions; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales. However, the certificate of the Company Secretary referred to in paragraph 3(c) above confirms that to the Company Secretary’s knowledge, no such event had occurred as at the date hereof;

(h)

our opinion in paragraph 7(e) above is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retrospective effect. Any change in applicable laws or the facts and circumstances surrounding the offering of the Exchange Notes, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinion in paragraph 7(e) above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention;

(i)	this opinion is subject to any limitations arising from:

(i)	United Nations, European Union or United Kingdom sanctions or other similar measures; and

(ii)

EU Regulation 2271/96 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation;

(j)

where all elements relevant to the situation at the date of the Indenture, other than the choice of New York law, are located in one or more of the United Kingdom and a Member State or States (as defined in The Law Applicable to Contractual and Non-Contractual Obligations (Amendment etc.) (EU Exit) Regulations 2019), provisions of assimilated EU law (previously “retained EU law”) (as defined in the European Union (Withdrawal) Act 2018 (as amended)) which cannot be derogated from by contract may apply; and

(k)

we express no opinion as to whether the provisions dealing with the choice of law in respect of non-contractual claims will be effective. Where all elements relevant to the situation at the time the event giving rise to the damage occurs, other than the choice of New York law as the governing law of any non-contractual obligations arising from or in connection with the Indenture, are located in one or more of the United Kingdom and a Member State or States (as defined in The Law Applicable to Contractual and Non-Contractual Obligations (Amendment etc.) (EU Exit)

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Regulations 2019), provisions of assimilated EU law (previously “retained EU law”) (as defined in the European Union (Withdrawal) Act 2018 (as amended)) which cannot be derogated from by contract may apply.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion therein and to the use of our name under the headings “Enforceability of Certain Civil Liabilities” and “Validity of Notes” in the Registration Statement. In giving this consent we do not admit that we are “experts” under the United States Securities Act of 1933 (as amended) or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May

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